Exhibit 99.1

Wynn Completes Previously Announced $1.7 Billion Encore Boston Harbor Land and Real Estate Sale Leaseback Transaction

LAS VEGAS (Dec. 1, 2022) – Wynn Resorts, Limited (NASDAQ: WYNN) today announced that it has completed the sale of the land and real estate assets of Encore Boston Harbor to Realty Income Corporation (Realty Income, NYSE: O) for $1.7 billion in cash, representing a cash cap rate of 5.9%, having received all necessary regulatory approvals. The net proceeds of the transaction will further strengthen the Company’s global liquidity position to $4.4 billion.

Wynn Resorts will continue to operate the Encore Boston Harbor integrated resort at the five-star standard for which the Company is renowned via a triple net lease arrangement with Realty Income. The lease has an initial annual rent of $100 million for a term of thirty years with one thirty-year renewal option. The rent will escalate annually at a rate of 1.75% for the first ten years and the greater of 1.75% or CPI (capped at 2.5%) over the remaining initial lease term.

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About Wynn Resorts

Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 Index. Wynn Resorts owns and operates Wynn Las Vegas (wynnlasvegas.com), Encore Boston Harbor (encorebostonharbor.com), Wynn Macau (wynnmacau.com), and Wynn Palace, Cotai (wynnpalace.com).

Wynn and Encore Las Vegas feature two luxury hotel towers with a total of 4,748 spacious hotel rooms, suites and villas, approximately 194,000 square feet of casino space, 21 dining experiences featuring signature chefs and 11 bars, two award-winning spas, approximately 513,000 rentable square feet of meeting and convention space, approximately 155,000 square feet of retail space as well as two theaters, two nightclubs, a beach club and recreation and leisure facilities including Wynn Golf Club, an 18-hole, 128-acre championship golf course.

Encore Boston Harbor is a luxury resort destination featuring a 211,000 square foot casino, 671 hotel rooms, an ultra-premium spa, specialty retail, 16 dining and lounge venues, and approximately 71,000 square feet of state-of-the-art ballroom and meeting spaces. Situated on the waterfront along the Mystic River in Everett, Massachusetts, the resort has created a six-acre public park and Harborwalk along the shoreline. It is the largest private, single-phase development in the history of the Commonwealth of Massachusetts.

Wynn Macau is a luxury hotel and casino resort located in the Macau Special Administrative Region of the People's Republic of China with two luxury hotel towers with a total of 1,010 spacious rooms and suites, approximately 252,000 square feet of casino space, 14 food and beverage outlets, approximately 31,000 square feet of meeting and convention space, approximately 59,000 square feet of retail space, and recreation and leisure facilities including two opulent spas, a salon and a rotunda show.

Wynn Palace is a luxury integrated resort in Macau. Designed as a floral-themed destination, it boasts 1,706 exquisite rooms, suites and villas, approximately 424,000 square feet of casino space, 14 food and beverage outlets, approximately 37,000 square feet of meeting and convention space, approximately 107,000 square feet of designer retail, SkyCabs that traverse an eight-acre Performance Lake, an extensive collection of rare art, a lush spa, salon and recreation and leisure facilities.

Media Contact:
Michael Weaver
702-770-7501
Michael.weaver@wynnresorts.com